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                                                                    EXHIBIT 4.1


THIS CONVERTIBLE DEBENTURE AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). UNTIL THE FORTY-FIRST (41ST) DAY AFTER THE SALE OF THIS CONVERTIBLE DEBENTURE PURSUANT TO REGULATION S IS COMPLETED, NO CONVERTIBLE DEBENTURE OR UNDERLYING SHARES MAY BE OFFERED, SOLD OR TRANSFERRED (INCLUDING ANY INTERESTS THEREIN) IN THE UNITED STATES OR TO A "U.S. PERSON" (AS DEFINED IN REGULATION S PROMULGATED UNDER THE ACT) OR FOR THE ACCOUNT AND BENEFIT OF ANY U.S. PERSON, EXCEPT AS PROVIDED IN SAID REGULATION S. ANY RESALE THEREAFTER MUST BE PURSUANT TO REGISTRATION UNDER THE ACT OR AN AVAILABLE EXEMPTION.


                         CINEMASTAR LUXURY THEATERS,INC.


                            A California Corporation

Dated: May 21, 1996

NO. 2

     CinemaStar Luxury Theaters, Inc., a California corporation (the "Corporation"), is indebted and, for value received, promises to pay to the order of La Salle Investment Ltd., on May 21, 1999 (the "Due Date") (unless this Debenture shall have been sooner called for redemption as herein provided), upon presentation of this Debenture, five hundred thousand dollars ($500,000) (the "Principal Amount") and to pay interest on the Principal Amount at the rate of 4% per annum as provided herein.

     The Corporation covenants, promises and agrees as follows:

     1. Interest. Interest which shall accrue on the Principal Amount shall be payable in four quarterly installments on the first day of each fiscal quarter beginning on the first day of the fiscal quarter following the fiscal quarter in which payment of the Principal Amount is made to the Corporation. Interest for the first quarter shall be pro rata for the number of days of the first fiscal quarter after payment of the Principal Amount is made to the Corporation. All accrued and unpaid interest shall be payable on the Due Date. All payments of principal and interest or principal or interest shall be made at c/o Sagem-JC-Roder, 14 Cour de Rive, Geneva, Switzerland, or at such other place as may be designated in writing by the holder hereof.

     2. Redemption.

          2.1. This Debenture is subject to redemption at the option of the Corporation in whole or in part prior to the Due Date at any time and from time to time without penalty or premium. The Corporation may exercise its right to redeem this Debenture prior to maturity by giving notice (the "Redemption Notice") thereof to

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the holder of this Debenture as it appears on the books of the Corporation, which notice shall specify the terms of redemption (including the place at which the holder of the Debenture may obtain payment), the principal amount of the Debenture to be redeemed (the "Redemption Amount") and shall fix a date for redemption (the "Redemption Date"), which date shall not be less than 30 days nor more than 60 days after the date of the Redemption Notice.

          2.2. On the Redemption Date, the Corporation shall pay all accrued and unpaid interest on the Debenture up to and including the Redemption Date and shall pay to the holder hereof a dollar amount equal to the Redemption Amount.

          2.3 The foregoing notwithstanding, the Corporation may redeem this Debenture and repay the principal and accrued interest in lieu of delivery of common stock of the Borrower pursuant to the holder's Conversion Notice as set forth below.

     3. Conversion.

          3.1. The holder of this Debenture shall have the right, at such holder's option, at any time, to convert all or part of the principal and accrued interest of this Debenture into such number of fully paid and nonassessable shares of Common Stock of the Corporation (the "Common Stock") as shall be provided herein.

          3.2. The holder of this Debenture may exercise the conversion right provided in this Section 3 by giving written notice (the "Conversion Notice") to the Corporation of the exercise of such right and stating the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by the Debenture. The number of shares of Common Stock that shall be issuable upon conversion of the Debenture shall equal the outstanding principal and accrued interest divided by $4.25; provided, however, that no fractional shares have been issued and the number of shares of Common Stock to be issued rounded up to the next whole share.

          3.3. Conversion shall be deemed to have been effected on the date the Conversion Notice is given (the "Conversion Date"). Within 10 business days after receipt of the Conversion Notice, the Corporation shall issue and deliver against a signed receipt therefor or by United States registered mail, return receipt requested, to the address designated by the holder of this Debenture in the Conversion Notice, a stock certificate or stock certificates of the Corporation representing the number of shares of Common Stock to which such holder is entitled.

          3.4 Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights,

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unissued or treasury shares of Common Stock sufficient to effect the conversion of this Debenture.

     4. Default.

          4.1. The entire unpaid and unredeemed balance of the Principal Amount and all Interest accrued and unpaid on this Debenture shall, at the election of the holder, be and become immediately due and payable upon the occurrence of any of the following events (a "Default Event"):

               (a) The non-payment by the Corporation when due of principal and interest or of any other payment as provided in this Debenture.

               (b) If the Corporation (i) applies for or consents in writing to the appointment of, or if there shall be a taking of possession by, a receiver, trustee or liquidator for the Corporation of all or substantially all of its property; (ii) admits in writing its inability to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files any petition for relief under the Bankruptcy Code or any similar federal or state statute; (v) defaults with respect to any evidence of indebtedness or liability for borrowed money, or any such indebtedness shall not be paid as and when due and payable; or (vi) has assessed or imposed against it, or if there shall exist, any general or specific lien for any federal, state or local taxes or charges against any of its property or assets other than liens for taxes not yet due or being contested in good faith.

               (c) Any failure by the Corporation to issue and deliver shares of Common Stock as provided herein upon conversion of this Debenture.

Notwithstanding the foregoing, the Corporation shall have thirty days (30) days from the receipt of a written Notice of Default to cure said Default Event, and no acceleration of payments hereunder shall be deemed to have occurred until the thirtieth day after the Corporation's receipt of a written Notice of Default from the holder of this Debenture. Upon such cure, the terms of this Debenture shall continue in effect.

          4.2. Each right, power or remedy of the holder hereof upon the occurrence of any Default Event as provided for in this Debenture or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Debenture or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the holder or transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the holder hereof of any or all such other rights, powers or remedies.

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     5. Failure to Act and Waiver. No failure or delay by the holder hereof to insist upon the strict performance of any term of this Debenture or to exercise any right, power or remedy consequent upon a Default Event hereunder shall constitute a waiver of any such term or of any such breach, or preclude the holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Debenture, the holder hereof shall not be deemed to waive the right either to require payment when due of all other amounts payable under this Debenture, or to declare a Default Event for failure to effect such payment of any such other amount.

     The failure of the holder of this Debenture to give notice of any failure or breach of the Corporation under this Debenture shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.

     6. Consent to Jurisdiction. The Corporation hereby agrees and consents that any action, suit or proceeding arising out of this Debenture may be brought in any appropriate court in the State of California, including the United States District Court for the Central District of California or in any other court having jurisdiction over the subject matter, all at the sole election of the holder hereof, and by the issuance and execution of this Debenture the Corporation irrevocably consents to the jurisdiction of each such court.

     7. Transfer/Negotiability. This Debenture shall be transferred on the books of the Corporation only by the registered holder hereof or by his/her attorney duly authorized in writing or by delivery to the Corporation of a duly executed Assignment substantially in the form attached hereto as Exhibit A. The foregoing notwithstanding, the Corporation shall not transfer this Debenture nor any of the shares of common stock issuable upon conversion in the United States or to a "U.S. Person" (as defined in Regulation S promulgated under the Act) or for the account and benefit of any U.S. Person, except as provided in said Regulation S, until forty-one days from the date of issuance of this Debenture. The Corporation shall be entitled to treat any holder of record of the Debenture as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in this Debenture in the name of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the Laws of California. Subject to receipt of a duly executed Assignment, the Debenture shall be assigned by the holder thereof for value, to a Holder in Due Course as defined by the Uniform Commercial

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Code. The Borrower hereby makes an unconditional promise to repay the principal and accrued interest of this Debenture on or before the date due to any such Holder in Due Course and acknowledges that repayment to a Holder in Due Course is not subject to any claims or defenses the Borrower may have against the Lender.

     8. Notices. All notices and communications under this Debenture shall be in writing and shall be either delivered in person or accompanied by a signed receipt therefor or mailed first-class United States certified mail, return receipt requested, postage prepaid, and addressed as follows:

     if to the Corporation, to:

     CinemaStar Luxury Theaters, Inc.
     431 College Blvd.
     Oceanside, CA 92057-5435

     with a copy to:

     Joel I. Bennett, Esq.
     Jeffer, Mangels, Butler & Marmaro, LLP
     2121 Avenue of the Stars, Tenth Floor
     Los Angeles, California 90067-5010

and, if to the holder of this Debenture, to the address of such holder as it appears in the books of the Corporation. Any notice of communication shall be deemed given and received as of the date of such delivery or three days after deposit with an overnight courier service or five (5) days after deposit with the U.S. Postal Service as first class air mail.

     9. Governing Law. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of California, or, where applicable, the laws of the United States, without regard to conflicts of law.

     10. Incorporation by Reference. The terms and conditions set forth in that certain Offshore Securities Subscription Agreement between the corporation and La Salle Investment Ltd., are incorporated herein by this reference, and any transferee or subsequent holder of this Debenture (or the shares of common

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stock issued upon conversion thereof, during the Restricted Period as defined by
Regulation S) shall be subject to and bound by the provisions of such agreement.

     IN WITNESS WHEREOF, the Corporation has caused this Debenture to be duly executed.


                                            CINEMASTAR LUXURY THEATERS, INC.


                                            By: ___________________
                                                John Ellison, Jr.
                                                President


Attest:


_________________
Jon Meloan
Secretary

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                                    Exhibit A

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby assigns to:
________________________ the three year 4% Convertible Debenture of CINEMASTAR
LUXURY THEATERS, INC., No.    and hereby irrevocably appoints                  ,
Attorney, to transfer said debenture on the books of the within named corporation, with full power of substitution in the premises.

     WITNESS my hand and seal this      day of          , 199_.

                                                           (SEAL)

                                                           (SEAL)
WITNESS:

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